SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               _________________

                                   FORM 8-K


                                CURRENT REPORT



                    PURSUANT TO SECTION 13 OR 15(d) of the
                        SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported):  January 31, 1996



                                COMCAST CORPORATION
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


Pennsylvania                          0-6983                      23-1709202
------------                    ------------------              --------------
 (State or other                  (Commission file               (IRS employer
jurisdiction of                       number)                   identification
incorporation)                                                      no.)



            1500 Market Street, Philadelphia, PA             19102
           (Address of principal executive offices)      (Zip Code)




       Registrant's telephone number, including area code (215) 665-1700


Item 5.  Other Events.

               Effective as of January 31, 1996, Comcast Corporation
(the "Company"), Tele-Communications, Inc. ("TCI"), Cox Communications, Inc. ("Cox" and together with the Company, and TCI, the "Cable Parents") and Sprint Corporation ("Sprint", and together with the Cable Parents, the "Parents"), and certain subsidiaries of the Parents (the "Partner Subsidiaries"), entered into a series of agreements relating to their previously announced joint venture to engage in the communications business. The principal agreements were: (i) an Amended and Restated Agreement of Limited Partnership of MajorCo, L.P. ("MajorCo"), executed by the Partner Subsidiaries as of January 31, 1996 (the "Partnership Agreement"), which amended and restated in its entirety the previously filed Agreement of Limited Partnership of MajorCo, L.P., dated as of March 28, 1995 (as amended by the First Amendment to Agreement of Limited Partnership dated as of August 31, 1995, the "Prior Partnership Agreement"), (ii) an agreement, dated as of January 31, 1996, among MajorCo, NewTelco, L.P. ("NewTelco") and the Partner Subsidiaries (the "Termination Agreement"), with respect to the Contribution Agreement among them dated as of March 28, 1995 (the "Contribution Agreement"), (iii) a Second Amended and Restated Joint Venture Formation Agreement, executed by the Parents as of January 31, 1996 (the "Amended Formation Agreement"), which amended and restated in its entirety the previously filed Amended and Restated Joint Venture Formation Agreement, dated as of March 28, 1995 (the "Prior Formation Agreement") and (iv) separate Parent Agreements between Sprint and each Cable Parent, each dated as of January 31, 1996 (the "Parent Agreements").

               Under the Partnership Agreement, the business of MajorCo and its subsidiaries will be the provision of Wireless Exclusive Services and Non-Exclusive Services (each as defined in the Partnership Agreement). MajorCo will no longer be authorized to engage in the business of providing local wireline communications services to residences and businesses. The Amended Formation Agreement terminates the obligations of the Company, TCI and Cox with respect to causing their cable television facilities to be made available to MajorCo for wireline communications services and terminates any obligation of MajorCo to pay the previously agreed upon compensation for the use of such facilities. The Termination Agreement terminated, without liability of any party, the Contribution Agreement pursuant to which the respective Partner Subsidiaries of the Cable Parents had agreed to contribute to MajorCo their respective interests in Teleport Communications Group, Inc., TCG Partners and certain local joint ventures managed by such entities (collectively, "TCG"). TCG is one of the largest competitive access providers in the United States in terms of route miles.

              Pursuant to their respective Parent Agreements, each Cable Parent and Sprint agreed to negotiate in good faith on a market-by-market basis for the provision of local wireline telephony services over the cable television facilities of the applicable Cable Parent under the Sprint brand. Accordingly, local telephony offerings in each market would be the subject of individual agreements to be negotiated with Sprint, rather than being provided through MajorCo as contemplated by the Prior Partnership Agreement and Prior Formation Agreement. The Parents also reaffirmed their intention to continue to attempt to integrate the business of TCG with that of MajorCo. Each Parent Agreement also contains certain restrictions on the ability of each Parent to offer or promote, or package certain of its products or services with, certain products and services of other persons and requires the applicable Cable Parent to make its facilities available to Sprint for specified purposes to the extent that it has made such facilities available to others for such purposes.

               Execution of the foregoing agreements was a condition to the effectiveness of a previously approved business plan for the build out of MajorCo's nationwide network for wireless personal communications services. The business plan calls for total partner equity contributions of $4.2 billion through the end of 1997, of which approximately $2.3 billion had been contributed by the end of 1995. The Company has a 15% equity interest in MajorCo.

               The foregoing description is qualified in its entirety by reference to the Partnership Agreement, the Amended Formation Agreement and the Parent Agreement between the Company and Sprint, copies of which are filed as Exhibits hereto.

               This current report contains forward looking statements which involve risks and uncertainties. The actual partner equity contributions may differ significantly from the amounts described in the business plan. Factors that may cause such a difference include, but are not limited to, the unwillingness or inability of a partner to make such contributions.

Item 7.  Financial Statements and Exhibits.

         (b)  Exhibits.

         (1) Amended and Restated Agreement of Limited Partnership of Major Co., L.P..

         (2)  Second Amended and Restated Joint Venture Formation
Agreement; and

         (3)  Parents Agreement.



                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  February 12, 1996               COMCAST CORPORATION



                                       By:  /s/ Lawrence S. Smith
                                            -----------------------------
                                            Lawrence S. Smith
                                            Executive Vice President


                                 EXHIBIT INDEX


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